Exhibit 4

MERRILL LYNCH & CO., INC.

(a Delaware corporation)

BANK OF AMERICA CORPORATION

(a Delaware corporation)

Exchange Liquid Yield Option™ Notes due 2032

(Zero Coupon – Floating Rate – Senior)

SECOND SUPPLEMENTAL INDENTURE

Dated as of January 1, 2009

THE BANK OF NEW YORK MELLON,

Trustee

™	Trademark of Merrill Lynch & Co., Inc.

SECOND SUPPLEMENTAL INDENTURE, dated as of January 1, 2009, among Merrill Lynch & Co., Inc., a Delaware corporation (the “Company”), Bank of America Corporation, a Delaware corporation (the “Corporation”) and The Bank of New York Mellon, a banking corporation organized and existing under the laws of the State of New York, as successor trustee (the “Trustee”), to that certain Indenture, dated as of December 14, 2004 (the “Original Indenture”) as amended and supplemented by the First Supplemental Indenture, dated as of March 6, 2008 (the “First Supplemental Indenture” and together with the Original Indenture, the “Indenture”) between the Company and the Trustee.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee have heretofore entered into the Indenture to provide for the issuance of the Company’s Exchange Liquid Yield Option™ Notes due 2032 (Zero Coupon – Floating Rate – Senior) (the “Securities”);

WHEREAS, effective January 1, 2009, MER Merger Corporation, a wholly-owned subsidiary of the Corporation, merged with and into the Company (the “Merger”) and holders of the Company’s common stock received 0.8595 of a share of the Corporation’s common stock for each share of the Company’s common stock held immediately prior to the Merger; and

WHEREAS, the Company and the Corporation desire to amend the Indenture and the Securities pursuant to Sections 9.01 and 11.15 of the Indenture as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party agrees for the benefit of the other party and for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I.

DEFINITIONS

Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings assigned thereto in the Indenture.

ARTICLE II.

EFFECT OF MERGER

Section 2.01     Conversion of Securities.     In accordance with Section 11.15 of the Indenture, from and after January 1, 2009, the Holder of each Security then outstanding shall have the right, during the period such Security shall be convertible as specified in the Indenture and the Securities, to convert such Security into a number of shares of Common Stock of the Corporation which such Holder would have received immediately after the Merger if such Holder had converted the Security immediately before the effective date of the Merger (assuming such amount payable upon conversion of the Security immediately before the effective date of the Merger was payable only in common stock of the Company), and as further provided pursuant to Section 11.15 of the Indenture (which for the avoidance of doubt, is equal to 14.4850 shares of Common Stock of the Corporation per $1,000 Original Principal Amount of Securities, subject to adjustment upon the occurrence of certain events described in the Indenture and the Securities). Each reference in the Indenture and the Securities that refers to delivery of Common Stock upon conversion of a Security shall be read to reflect the provisions of this Section 2.01.

ARTICLE III.

AMENDMENT

Section 3.01     Amendment of the Indenture.     On and after the Amendment Effective Date (as defined below), the Indenture is hereby amended as follows:

(a)         The definition of “Average Sale Price” in Section 1.01 is hereby deleted in its entirety and amended as follows:

““Average Sale Price” means the average of the Sale Prices of the Common Stock or other security for which the Average Sale Price is to be determined for the shorter of (1) 30 consecutive Trading Days ending on the last full Trading Day prior to the Time of Determination with respect to the rights, warrants or options or distribution in respect of which the Average Sale Price is being calculated, or (2) the period (x) commencing on the date next succeeding the first public announcement of (a) the issuance of rights, warrants or options or (b) the distribution, in each case, in respect of which the Average Sale Price is being calculated and (y) proceeding through the last full Trading Day prior to the Time of Determination with respect to the rights, warrants or options or distribution in respect of which the Average Sale Price is being calculated (excluding days within such period, if any, which are not Trading Days), or (3) the period, if any, (x) commencing on the date next succeeding the Ex-Dividend Time with respect to the next preceding (a) issuance of rights, warrants or options or (b) distribution, in each case, for which an adjustment is required by the provisions of Section 11.06(d) or 11.07 and (y) proceeding through the last full Trading Day prior to the Time of Determination with respect to the rights, warrants or options or distribution in respect of which the Average Sale Price is being calculated (excluding days within such period, if any, which are not Trading Days).

In the event that the Ex-Dividend Time (or in the case of a subdivision, combination or reclassification, the effective date with respect thereto) with respect to a dividend, subdivision, combination or reclassification to which Section 11.06(a), (b), (c) or (d) applies occurs during the period applicable for calculating “Average Sale Price” pursuant to the definition in the preceding sentence, “Average Sale Price” shall be calculated for such period in a manner determined by the Board of Directors of the Corporation to reflect the impact of such dividend, subdivision, combination or reclassification on the Sale Price of the Common Stock or such other security during such period.”

(b)         The definition of Board of Directors” and “Board”” in Section 1.01 is hereby deleted in its entirety and amended as follows:

““Board of Directors” or “Board” means, with respect to any matter, either the board of directors of the Corporation or the Company, as applicable, or any committee of such board duly authorized, with respect to such matter, to exercise the powers of such board.”

(c)        The definition of “Common Stock” in Section 1.01 is hereby deleted in its entirety and amended as follows:

““Common Stock” means the common stock, par value $0.01 per share, of the Corporation or any other shares of capital stock of the Corporation into which such common stock shall be reclassified or changed.”

(d)        The definition of “Corporation” is hereby inserted in Section 1.01 as follows:

““Corporation” means the party named as the “Corporation” in the first paragraph of this Second Supplemental Indenture until a successor replaces it pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor. The foregoing sentence shall likewise apply to any subsequent such successor or successors.”

(e)        The definition of “Regular cash dividends” in Section 1.01 is hereby deleted in its entirety and amended as follows:

““Regular cash dividends” means quarterly or other periodic cash dividends on the Common Stock as declared by the Board of Directors of the Corporation as part of its cash dividend payment practices and that are not designated by the Board of Directors of the Corporation as extraordinary or special or other nonrecurring dividends.”

(f)        The definition of “Rights” in Section 1.01 is hereby deleted.

(g)        The definition of “Sale Price” in Section 1.01 is hereby deleted in its entirety and amended as follows:

““Sale Price” of a single share of Common Stock or unit of any other security for which the Sale Price is to be determined on any Trading Day means the closing per share sale price for the Common Stock or such other security (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such Trading Day as reported on The New York Stock Exchange or other principal United States securities exchange on which the Common Stock or such other security is traded or, if the Common Stock or such other security is not listed on a United States national or regional stock exchange, as reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated. In the absence of a quotation, the Corporation will determine the Sale Price on the basis of such quotations as it considers appropriate.”

(h)        The definition of “3-month LIBOR” in Section 1.01 is hereby deleted in its entirety and amended as follows:

““3-month LIBOR” means the rate determined on the Yield Determination Date next preceding the related Yield Reset Date as:

(a)	the rate for 3-month deposits in United States dollars commencing on the related Yield Reset Date, that appears on either Reuters Page LIBOR01 or

LIBOR02 as of 11:00 A.M., London time, on the Yield Determination Date, or

(b)

if fewer than two offered rates appear, or no rate appears, as the case may be, on the particular Yield Determination Date on Reuters Page LIBOR01 or LIBOR02, the rate calculated by the Company of at least two offered quotations obtained by the Company after requesting the principal London offices of each of four major reference banks (which shall not include Affiliates of the Company) in the London interbank market to provide the Company with its offered quotation for deposits in United States dollars for the period of three months, commencing on the related Yield Reset Date, to prime banks in the London interbank market at approximately 11.00 A.M., London time, on that Yield Determination Date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time, or

(c)

if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated by the Company as the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York time, on the particular Yield Determination Date by three major banks (which shall not include Affiliates of the Company) in The City of New York selected by the Company for loans in United States dollars to leading European banks for a period of three months and in a principal amount that is representative for a single transaction in United States dollars in that market at that time, or

(d)	if the banks so selected by the Company are not quoting as mentioned in clause (c), LIBOR in effect on the particular Yield Determination Date.”

(i)         Section 10.01 is hereby deleted in its entirety and amended as follows

Section 10.01.    Contingent Interest.    Commencing on June 1, 2008, the Company shall make contingent interest payments to the holders of Securities, as set forth in Section 10.02 below, during any six month period from June 1 to November 30 and from December 1 to May 31 (each a “Semiannual Period”) if, but only if, the LYONs Market Price of one Security during the relevant Measurement Period equals or exceeds 120% of the Contingent Principal Amount of such Security as of the May 31st or November 30th preceding the relevant Semiannual Period. During any Semiannual Period when contingent interest is payable pursuant to this section, each contingent interest payment due and payable on each $1,000 Original Principal Amount of Security shall be calculated for each of the first three months and the second three months of the applicable Semiannual Period, and in each instance shall equal an annualized rate of $0.88 of the Contingent Principal Amount of a Security on the immediately preceding quarterly Yield Reset Date.

As used in this Article 10 “Measurement Period” means the five Trading Days ending on the third scheduled Trading Day immediately preceding the start of the relevant Semiannual Period. Notwithstanding the above, if the Corporation should declare a dividend for which the record date for such dividend (the “Common Stock Record Date”) falls prior to the first day of a Semiannual Period, but the payment date for such dividend falls within such Semiannual Period, then the “Measurement Period” shall mean the five Trading Days ending on the third Trading Day immediately preceding such Common Stock Record Date. “LYONs Market Price” means, as of any date of determination, the average of the secondary market bid quotations per $1,000 Original Principal Amount of Securities obtained by the Bid Solicitation Agent for $10 million Original Principal Amount of Securities at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers (none of which shall be an Affiliate of the Company) selected by the Company; provided, however, if (a) at least three such bids are not obtained by the Bid Solicitation Agent or (b) in the Company’s reasonable judgment, the bid quotations are not indicative of the secondary market value of the Securities as of such determination date, then the LYON Market Price for such determination date shall equal the product of (i) the Conversion Rate in effect as of such determination date multiplied by (ii) the Average Sale Price of the Common Stock for the five trading days ending on such determination date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading day period and ending on such determination date, of any event described in Section 11.06, 11.07, 11.08 or 11.09 (subject to the conditions set forth in Sections 11.10 and 11.11) hereof.

The Contingent Principal Amount of the Securities will continue to accrue at the applicable Yield whether or not contingent interest payments are made.

(j)        Section 10.02 is hereby deleted in its entirety and amended as follows:

Section 10.02.    Payment of Contingent Interest; Contingent Interest Rights Preserved.

If payable, contingent interest shall be paid on the payment date for the related Common Stock dividend or, if the Corporation does not pay a regular cash dividend on its Common Stock during a Semiannual Period, on the last day of such Semiannual Period (in each case, a “Contingent Interest Payment Date”). Contingent Interest payments on any Security that are payable, and are punctually paid or duly provided for, on any Contingent Interest Payment Date shall be paid to the person who is the holder of that Security at the close of business on the relevant Common Stock Record Date or, if the Corporation does not pay a regular cash dividend on its Common Stock during a Semiannual Period, to the person who is the holder of that Security on the 15th day preceding the last day of such Semiannual Period (each, a “Contingent Interest Record Date”). Each payment of contingent interest on any Security shall be paid in same-day funds by transfer to an account maintained by the payee located inside the United States. In the case of a global Security, interest payable on any Contingent Interest Payment Date will be paid to the Depositary for the purpose of permitting DTC to credit the interest received by it in respect of such global Security to the accounts of the beneficial owners thereof.

Upon determination that Holders of Securities will be entitled to receive contingent interest during a Semiannual Period, on or prior to the start of such Semiannual Period, the Company will issue a press release and publish such information on its website for a period of not less than 120 days or, at the Company’s option, otherwise publicly disclose such information.

(k)        Section 11.01 is hereby deleted in its entirety and amended as follows:

Section 11.01     Conversion Privilege.     A Holder of a Security may convert such Security into cash and Common Stock at any time during the period stated in paragraph 9 of the Securities, subject to the provisions of this Article 11. The Conversion Rate as of January 1, 2009 shall be 14.4850 shares of Common Stock per $1,000 Original Principal Amount (payable in cash and Common Stock, if any), subject to adjustment upon the occurrence of certain events described in this Article 11; provided that in no event shall the Conversion Rate exceed the Maximum Conversion Rate then in effect. Except as otherwise described in paragraph 9 of the Securities, upon conversion, the Company will deliver consideration (“Conversion Consideration”) having a value equal to the product of the Conversion Rate multiplied by the average of the Sale Price of the Common Stock on each of the 5 consecutive Trading Days beginning on the third Business Day following but not including the Conversion Date (the “Applicable Stock Price”). This Conversion Consideration will be paid in cash (the “Required Cash Amount”) in an amount equal to the Contingent Principal Amount of each Security on the Conversion Date and the remainder, at the election of the Company, in cash, Common Stock or a combination of cash and Common Stock. If a portion of the Conversion Consideration is to be paid in shares of Common Stock, the number of shares to be delivered will equal (x)(i) the product of the Conversion Rate multiplied by the Applicable Stock Price minus (ii) the Required Cash Amount and any additional cash paid as consideration, divided by (y) the Applicable Stock Price. The Company will notify the Holders in the manner provided in Section 13.02 not later than two Business Days after the Conversion Date of the amount of the Conversion Consideration that will be paid in cash.

A Holder may convert a portion of a Security if the portion is $1,000 Original Principal Amount or an integral multiple thereof. Provisions of this Indenture that apply to conversion of all of a Security also apply to conversion of a portion of a Security.

“Time of Determination” means the time and date of the earlier of (i) the determination of stockholders entitled to receive rights, warrants or options or a distribution, in each case, to which Section 11.07 or 11.08 applies and (ii) the time (“Ex-Dividend Time”) immediately prior to the commencement of “ex-dividend” trading for such rights, warrants or options or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the Common Stock is then listed or quoted.

Notwithstanding any other provision of this Indenture, in no event shall the Conversion Rate exceed the Maximum Conversion Rate.

(l)          Section 11.03 is hereby deleted in its entirety and amended as follows:

Section 11.03.    Fractional Shares.    The Company will not deliver a fractional share of Common Stock upon conversion of a Security. Instead, the Company will deliver cash for the current market value of the fractional share. The current market value of a fractional share shall be determined, to the nearest 1/1,000th of a share, by multiplying the Sale Price of the Common Stock, on the last Trading Day prior to the Conversion Date, of a full share by the fractional amount and rounding the product to the nearest whole cent.

(m)        Section 11.05 is hereby deleted in its entirety and amended as follows:

Section 11.05.    Corporation to Provide Stock.    The Corporation shall, as from time to time may be necessary, reserve out of its authorized but unissued Common Stock a sufficient number of shares of Common Stock to permit the conversion of the Securities.

All shares of Common Stock delivered upon conversion of the Securities shall be newly issued shares or treasury shares, shall be duly and validly issued and fully paid and nonassessable and shall be free from preemptive rights and free of any lien or adverse claim.

The Company and the Corporation will endeavor promptly to comply with all Federal and state securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Securities, if any, and will list or cause to have quoted such shares of Common Stock on each national securities exchange or in the over-the-counter market or such other market on which the Common Stock is then listed or quoted.

(n)        Section 11.06 is hereby deleted in its entirety and amended as follows:

Section 11.06.    Adjustment for Change in Capital Stock.    If, after January 1, 2009, the Corporation:

(a)	pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock or shares of other capital stock of the Corporation;

(b)	subdivides its outstanding shares of Common Stock into a greater number of shares;

(c)	combines its outstanding shares of Common Stock into a smaller number of shares; or

(d)	issues by reclassification of its Common Stock any shares of its capital stock (other than rights, warrants or options for its capital stock);

then the conversion privilege and the Conversion Rate in effect immediately prior to such action shall be adjusted so that the Holder of a Security thereafter converted may receive the number of shares or other units of capital stock of the Corporation which such Holder would have owned immediately following such action if such Holder had converted the Security immediately prior to such action.

The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

If after an adjustment a Holder of a Security upon conversion of such Security may receive shares or other units of two or more classes of capital stock of the Corporation, the Conversion Rate shall thereafter be subject to adjustment upon the occurrence of an action taken with respect to any such class or series of capital stock as is contemplated by this Article 11 with respect to the Common Stock, on terms comparable to those applicable to Common Stock in this Article 11.

(o)         Section 11.07 is hereby deleted in its entirety and amended as follows:

Section 11.07.    Adjustment for Rights Issue.    If after January 1, 2009, the Corporation distributes any rights, warrants or options to all holders of its Common Stock entitling them, for a period expiring within 60 days after the record date for such distribution, to purchase shares of Common Stock at a price per share less than the Sale Price of the Common Stock as of the Time of Determination, the Conversion Rate shall be adjusted in accordance with the formula:

R’ = R x	(O + N)
(O + [(N x P)/M)]

where:

R’ = the adjusted Conversion Rate.

R = the current Conversion Rate.

O = the number of shares of Common Stock outstanding on the record date for the distribution to which this Section 11.07 is being applied.

N = the number of additional shares of Common Stock offered pursuant to the distribution.

P = the offering price per share of the additional shares.

M = the Average Sale Price, minus, in the case of (i) a distribution to which Section 11.06(d) applies or (ii) a distribution to which Section 11.08 applies, for which, in each case, (x) the record date shall occur on or before the record date for the distribution to which this Section 11.07 applies and (y) the Ex-Dividend Time shall occur on or after the date of the Time of Determination for the distribution to which this Section 11.07 applies, the fair market value (on the record date for the distribution to which this Section 11.07 applies) of:

(i)	the capital stock of the Corporation distributed in respect of each share of Common Stock in such Section 11.06(d) distribution; and

(ii)

the assets of the Corporation or debt securities or any rights, warrants or options to purchase securities of the Corporation distributed in respect of each share of Common Stock in such Section 11.08 distribution.

The Board of Directors of the Corporation shall determine fair market values for the purposes of this Section 11.07.

The adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive the rights, warrants or options to which this Section 11.07 applies. If all of the shares of Common Stock subject to such rights, warrants or options have not been issued when such rights, warrants or options expire, then the Conversion Rate shall promptly be readjusted to the Conversion Rate which would then be in effect had the adjustment upon the issuance of such rights, warrants or options been made on the basis of the actual number of shares of Common Stock issued upon the exercise of such rights, warrants or options.

No adjustment shall be made under this Section 11.07 if the application of the formula stated above in this Section 11.07 would result in a value of R’ that is equal to or less than the value of R.

(p)         Section 11.08 is hereby deleted in its entirety and amended as follows:

Section 11.08    Adjustment for Other Distributions.    (a) For all distributions with a record date prior to March 13, 2014, the terms of this Section 11.08(a) will apply. Subject to 11.08(a)(ii), if, after January 1, 2009, the Corporation distributes to all holders of its Common Stock any of its assets excluding distributions of capital stock or debt securities or any rights, warrants or options to purchase securities of the Corporation (including securities or cash, but excluding (x) distributions of capital stock referred to in Section 11.06 and distributions of rights, warrants or options referred to in Section 11.07 and (y) any cash dividends or other cash distributions referred to in Section 11.09) the Conversion Rate shall be adjusted, subject to the provisions of Section 11.08(a)(ii), in accordance with the following formula:

R’ =	R x M
M - F

where:

R’ = the adjusted Conversion Rate.

R = the current Conversion Rate.

M     = the Average Sale Price, minus, in the case of a distribution to which Section 11.06(d) applies, for which (i) the record date shall occur on or before the record date for the distribution to which this Section 11.08(a) applies and (ii) the Ex-Dividend Time shall occur on or after the date of the Time of Determination for the distribution to which this Section 11.08(a) applies, the fair market value (on the record date for the distribution to which this Section 11.08(a) applies) of any capital stock of the Corporation distributed in respect of each share of Common Stock in such Section 11.06(d) distribution.

F     = the fair market value (on the record date for the distribution to which this Section 11.08(a) applies) of the assets, securities, rights, warrants or options to be distributed in respect of each share of Common Stock in the distribution to which this Section 11.08(a) is being applied (including, in the case of cash dividends or other cash distributions giving rise to an adjustment, all such cash distributed concurrently).

The Board of Directors of the Corporation shall determine fair market values for the purposes of this Section 11.08(a).

The adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive the distribution to which this Section 11.08(a) applies.

(i) If, after January 1, 2009, the Corporation pays a dividend or makes a distribution to all holders of its Common Stock consisting of capital stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Corporation, the Conversion Rate shall be adjusted in accordance with the formula:

    R’ = R x (1 + F/M)

where:

R’ = the adjusted Conversion Rate.

R = the current Conversion Rate.

M = the average of the Sale Prices of the Common Stock for the ten (10) Trading Days commencing on and including the fifth Trading Day after the date on which “ex-dividend trading” commences for such dividend or distribution on The New York Stock Exchange or such other national or regional exchange or market which such securities are then listed or quoted (the “Ex-Dividend Date”).

F = the fair market value of the securities distributed in respect of each share of Common Stock for which this Section 11.08(a)(i) applies shall mean the number of securities distributed in respect of each share of Common Stock multiplied by the average of the Sale Prices of those securities distributed for the ten (10) Trading Days commencing on and including the fifth Trading Day after the effectiveness of the Ex-Dividend Date.

(ii)     In the event that, with respect to any distribution to which Section 11.08(a)(i) would otherwise apply, the difference between “M-F” is less than $1.00 or “F” is equal to or greater than “M”, then the adjustment provided by Section 11.08(a)(i) shall not be made and in lieu thereof the provisions of Section 11.15 shall apply to such distribution.

(b)     For all distributions with a record date on or following March 13, 2014, the terms of this Section 11.08(b) will apply. Subject to 11.08(b)(ii), if, after January 1, 2009 of the Securities, the Corporation distributes to all holders of its Common Stock any of its assets excluding distributions of capital stock or debt securities or any rights, warrants or options to purchase securities of the Corporation (including securities or cash, but excluding (x) distributions of capital stock referred to in Section 11.06 and distributions of rights, warrants or options referred to in Section 11.07 and (y) cash dividends or other cash distributions that are paid out of consolidated current net earnings or earnings retained in the business as shown on the books of the Corporation unless such cash dividends or other cash distributions are Extraordinary Cash Dividends (as defined below)) the Conversion Rate shall be adjusted, subject to the provisions of Section 11.08(b)(ii), in accordance with the formula:

R’ =	R x M
M - F

where:

  R’ = the adjusted Conversion Rate.

R = the current Conversion Rate.

M    = the Average Sale Price, minus, in the case of a distribution to which Section 11.06(d) applies, for which (i) the record date shall occur on or before the record date for the distribution to which this Section 11.08(b) applies and (ii) the Ex-Dividend Time shall occur on or after the date of the Time of Determination for the distribution to which this Section 11.08(b) applies, the fair market value (on the record date for the distribution to which this Section 11.08(b) applies) of any capital stock of the Corporation distributed in respect of each share of Common Stock in such Section 11.06(d) distribution.

F    = the fair market value (on the record date for the distribution to which this Section 11.08(b) applies) of the assets, securities, rights, warrants or options to be distributed in respect of each share of Common Stock in the distribution to which this Section 11.08(b) is being applied (including, in the case of cash dividends or other cash distributions giving rise to an adjustment, all such cash distributed concurrently).

The Board of Directors of the Corporation shall determine fair market values for the purposes of this Section 11.08(b).

The adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive the distribution to which this Section 11.08(b) applies.

For purposes of this Section 11.08(b), the term “Extraordinary Cash Dividend” shall mean the amount of any cash dividend or distribution with respect to the Common Stock that, together with the aggregate amount of other cash dividends on the Common Stock to be aggregated with such cash dividend in accordance with the provisions of this paragraph, equals or exceeds the threshold percentage set forth in item (I) below. For purposes of item (I) below, the “Ex-Dividend Measurement Period” with respect to a cash dividend on the Common Stock shall mean the 365 consecutive day period ending on the date prior to the Ex-Dividend Time with respect to such cash dividend, and the “Relevant Cash Dividends” with respect to a cash dividend on the Common Stock shall mean the cash dividends on the Common Stock with Ex-Dividend Times occurring in the Ex-Dividend Measurement Period.

(I)        If, upon the date prior to the Ex-Dividend Time with respect to a cash dividend on the Common Stock, the aggregate amount of such cash dividend together with the amounts of all Relevant Cash Dividends equals or exceeds on a per share basis the sum of (a) 5% of the Sale Price of the Common Stock on the last Trading Day preceding the date of declaration by the Board of Directors of the Corporation of the cash dividend or distribution with respect to which this provision is being applied, and (b) the quotient of the amount of any contingent interest paid on a Security during the Ex-Dividend Measurement Period and divided by the conversion rate in effect on the payment date of such relevant Contingent Interest Payment Date, then such cash dividend together with all Relevant Cash Dividends, shall be deemed to be an Extraordinary Cash Dividend and for purposes of applying the formula set forth above in this Section 11.08(b), the value of “F” shall be equal to (y) the aggregate amount of such cash dividend together with the amount of all Relevant Cash Dividends, minus (z) the aggregate amount of all Relevant Cash Dividends for which a prior adjustment in the Conversion Rate was previously made under this Section 11.08(b).

In making the determinations required by item (I) above, the amount of cash dividends paid on a per share basis and the amount of any Relevant Cash Dividends specified in item (I) above, shall be appropriately adjusted to reflect the occurrence during such period of any event described in Section 11.06.

(i)        If, after January 1, 2009, the Corporation pays a dividend or makes a distribution to all holders of its Common Stock consisting of capital stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Corporation, the Conversion Rate shall be adjusted in accordance with the formula:

R’ = R x (1 + F/M)

where:

R’ = the adjusted Conversion Rate.

R = the current Conversion Rate.

M = the average of the Sale Prices of the Common Stock for the ten (10) Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Date.

F = the fair market value of the securities distributed in respect of each share of Common Stock for which this Section 11.08(b)(i) applies shall mean the number of securities distributed in respect of each share of Common Stock multiplied by the average of the Sale Prices of those securities distributed for the ten (10) Trading Days commencing on and including the fifth Trading Day after the effectiveness of the Ex-Dividend Date.

(ii)        In the event that, with respect to any distribution to which Section 11.08(b)(i) would otherwise apply, the difference between “M-F” is less than $1.00 or “F” is equal to or greater than “M”, then the adjustment provided by Section 11.08(b)(i) shall not be made and in lieu thereof the provisions of Section 11.15 shall apply to such distribution.

(q)	Section 11.09 is hereby deleted in its entirety and amended as follows:

Section 11.09    Adjustment for Certain Cash Distributions.    If, after January 1, 2009 and prior to, but not including, March 13, 2014, the Corporation distributes to all holders of its Common Stock dividends or other distributions consisting exclusively of cash (excluding (x) any cash that is distributed as part of a distribution referred to in Section 11.08 and (y) any quarterly cash dividend on the Common Stock of the Corporation to the extent that such quarterly cash dividend does not exceed, per share of Common Stock of the Corporation, the Dividend Amount), the Conversion Rate shall be adjusted, in accordance with the formula:

R’ =	R x	M
M - D

where:

R’ = the adjusted Conversion Rate.

R = the current Conversion Rate.

M = the average of the Sale Prices of the Common Stock for the 10 trading days ending on the earlier of the date of calculation of such average or the day before the Ex-Dividend Date for the distribution to which this Section 11.09 applies.

D = the cash distributed in respect of each share of Common Stock for which this Section 11.09 applies, which per share amount, in the case of a quarterly dividend subject to this Section 11.09, shall be based on the amount of cash distributed in excess of the Dividend Amount.

The adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive the distribution to which this Section 11.09 applies.

The “Dividend Amount” means $0.1375 per share. The Dividend Amount shall be adjusted whenever the Conversion Rate is adjusted by multiplying the Dividend Amount by a fraction, the numerator of which is the Conversion Rate in effect immediately prior to the adjustment thereof and the denominator of which is the Conversion Rate as so adjusted, provided that no adjustment will be made to the Dividend Amount for any adjustment made to the Conversion Rate pursuant to this Section 11.09.

(r)	Section 11.11 is hereby deleted in its entirety and amended as follows:

Section 11.11.    When No Adjustment Required.    No adjustment need be made for a transaction referred to in Section 11.06, 11.07, 11.08, 11.09 or 11.15 if Securityholders are to participate in the transaction on a basis and with notice that the Board of Directors of the Corporation or the Company determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction. Such participation by Securityholders may include participation upon conversion provided that an adjustment shall be made at such time as the Securityholders are no longer entitled to participate.

No adjustment need be made for rights to purchase Common Stock pursuant to a Corporation plan for reinvestment of dividends or interest.

No adjustment need be made for a change in the par value or no par value of the Common Stock.

To the extent the Securities become convertible pursuant to this Article 11 into cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

Notwithstanding any provision to the contrary in this Indenture, no adjustment shall be made in the Conversion Rate to the extent, but only to the extent, such adjustment results in the following quotient being less than the par value of the Common Stock: (i) the Contingent Principal Amount as of the date such adjustment would otherwise be effective divided by (ii) the Conversion Rate as so adjusted.

No adjustment will be made pursuant to this Section 11 which would result, through the application of two or more provisions hereof, in the duplication of any adjustment.

(s)	Section 11.12 is hereby deleted in its entirety and amended as follows:

Section 11.12.    Notice of Adjustment.    Whenever the Conversion Rate is adjusted, the Company shall promptly mail to Securityholders a notice of the adjustment. The Company shall file with the Trustee and the Conversion Agent such notice, together with a representation from the Company that it has obtained a certificate from the Corporation’s or the Company’s independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. Upon receipt by it of such notice, the Conversion Agent will promptly mail such notice to Securityholders at the Company’s expense. The Company shall make such certificate available to the Trustee or any Holder desiring inspection thereof. The certificate shall be conclusive evidence that the adjustment is correct. Neither the Trustee nor any Conversion Agent shall be under any duty or responsibility with respect to any such certificate except to exhibit the same to any Holder desiring inspection thereof.

(t)	Section 11.13 is hereby deleted in its entirety and amended as follows:

Section 11.13.    Voluntary Increase.    The Company may, after consultation with the Corporation, from time to time increase the Conversion Rate by any amount for any period of time. Whenever the Conversion Rate is increased, the Company shall mail to Securityholders and file with the Trustee and the Conversion Agent a notice of the increase. The Company shall mail the notice at least 15 days before the date the increased Conversion Rate takes effect. The notice shall state the increased Conversion Rate and the period it will be in effect.

A voluntary increase of the Conversion Rate does not change or adjust the Conversion Rate otherwise in effect for purposes of Section 11.06, 11.07, 11.08 or 11.09.

(u)	Section 11.14 is hereby deleted in its entirety and amended as follows:

Section 11.14.    Notice of Certain Transactions.    If:

(a)

the Corporation takes any action that would require an adjustment in the Conversion Rate pursuant to Section 11.06, 11.07, 11.08 or 11.09 (unless no adjustment is to occur pursuant to Section 11.11); or

(b)	the Corporation takes any action that would require a supplemental indenture pursuant to Section 11.15; or

(c)	there is a liquidation or dissolution of the Corporation;

then the Company shall mail to Securityholders and file with the Trustee and the Conversion Agent a notice stating the proposed record date for a dividend or distribution or the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, binding share exchange, transfer, liquidation or dissolution. The Company shall file and mail the notice at least 15 days before such date. Failure to file or mail the notice or any defect in it shall not affect the validity of the transaction.

(v)	Section 11.15 is hereby deleted in its entirety and amended as follows:

Section 11.15    Reorganization of the Corporation; Special Distributions.    If the Corporation is a party to a transaction subject to Section 5.01 (other than a sale of all or substantially all of the assets of the Corporation in a transaction in which the holders of Common Stock immediately prior to such transaction do not receive securities, cash, property or other assets of the Corporation or any other person) or a merger or binding share exchange which reclassifies or changes its outstanding Common Stock, the person obligated to deliver securities, cash or other assets upon conversion of Securities shall enter into a supplemental indenture. If the issuer of securities deliverable upon conversion of Securities is an Affiliate of the successor company, that issuer shall join in the supplemental indenture.

The supplemental indenture shall provide that the Holder of a Security may convert it into the kind and amount of securities, cash or other assets which such Holder would have received immediately after the consolidation, merger, binding share exchange or transfer if such Holder had converted the Security immediately before the effective date of the transaction, assuming (to the extent applicable) that such Holder (i) was not a constituent person or an Affiliate of a constituent person to such transaction; (ii) made no election with respect thereto; and (iii) was treated alike with the plurality of non-electing Holders. The supplemental indenture shall provide for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Article 11. The Company shall mail to Securityholders a notice briefly describing the supplemental indenture.

If this Section applies, neither Section 11.06 nor 11.07 applies.

If the Corporation makes a distribution to all holders of its Common Stock of any of its assets, or debt securities or any rights, warrants or options to purchase securities of the Corporation that, but for the provisions of Section 11.08(a)(ii) and (b)(ii), would otherwise result in an adjustment in the Conversion Rate pursuant to the provisions of Section 11.08, then, from and after the record date for determining the holders of Common Stock entitled to receive the distribution, a Holder of a Security that converts such Security in accordance with the provisions of this Indenture shall upon such conversion be entitled to receive, in addition to the shares of

Common Stock into which the Security is convertible, the kind and amount of securities, cash or other assets comprising the distribution that such Holder would have received if such Holder had converted the Security immediately prior to the record date for determining the holders of Common Stock entitled to receive the distribution.

(w)	Section 11.16 is hereby deleted in its entirety and amended as follows:

Section 11.16.     Determination Final.    Any determination that the Company, the Corporation or their respective Board of Directors must make pursuant to Section 11.03, 11.06, 11.07, 11.08, 11.09, 11.10, 11.11, 11.15 or 11.19 is conclusive.

(x)	Section 11.17 is hereby deleted in its entirety and amended as follows:

Section 11.17     Limit on Conversion Rate.    Notwithstanding any other provision in this Indenture and paragraph 9 of the Security, in no event will the Conversion Rate exceed 18.5000 shares of Common Stock (as adjusted pursuant to Sections 11.06, 11.07, 11.08 and 11.09).

(y)	Section 11.21 is hereby deleted in its entirety.

(z)	Paragraph 9 of the form of Security is hereby deleted in its entirety and amended as follows:

9.	Conversion.

Subject to the provisions of this paragraph 9 and the terms of the Indenture and notwithstanding the fact that any other condition to conversion has not been satisfied, Holders may surrender this Security for conversion into the Conversion Consideration at any time at their option until the close of business on the Business Day immediately preceding March 13, 2032 if, as of the last day of any calendar quarter beginning with the quarter ending on March 30, 2005, the Sale Price of the Common Stock for at least 20 Trading Days in a period of 30 consecutive Trading Days ending on the last Trading Day of such quarter is more than 120% of the accreted conversion price per share of Common Stock on the last day of such quarter. Securities subject to conversion pursuant to the condition to conversion contained in this paragraph will remain convertible notwithstanding changes to the Sale Price of the Common Stock after such Securities are deemed convertible.

The “accreted conversion price” per share of Common Stock as of any day equals the quotient of:

—	the Contingent Principal Amount of $1,000 Original Principal Amount of Securities on that day, divided by

—	the number of shares of Common Stock issuable upon conversion of $1,000 Original Principal Amount of Securities on that day.

Subject to the provisions of this paragraph 9 and the Indenture and notwithstanding the fact any other condition to conversion has not been satisfied, Holders may convert the Securities into the Conversion Consideration on a Conversion Date during any period in which the credit rating assigned to the Securities by a Rating Agency is reduced to or below the Applicable Rating. “Rating Agency” means (1) Moody’s Investors Service, Inc. and its successors (“Moody’s”), (2) Standard & Poor’s Credit Market Services, a division of The McGraw-Hill Companies Inc., and its successors (“Standard & Poor’s”) and (3) Fitch, Inc. (“Fitch”) and its successors. “Applicable Rating” means (1) Baa1, in the case of Moody’s (or its equivalent under any successor ratings categories of Moody’s), (2) BBB+, in the case of Standard & Poor’s (or its equivalent under any successor ratings categories of Standard & Poor’s), (3) BBB+ in the case of Fitch (or its equivalent under any successor ratings categories of Fitch) or (4) the equivalent in respect of ratings categories of any Rating Agencies which are successors to Moody’s, Standard & Poor’s or Fitch.

Subject to the provisions of this paragraph 9 and the Indenture and notwithstanding the fact that any other condition to conversion has not been satisfied, a Holder may convert into the Conversion Consideration a Security or portion of a Security which has been called for redemption pursuant to paragraph 6 hereof, even if the Security, or any portion thereof, is not subject to conversion by the Holder, provided such Securities are surrendered for conversion prior to the close of business on the second Business Day immediately preceding the Redemption Date.

Subject to the provisions of this paragraph 9 and the Indenture and notwithstanding the fact that any other condition to conversion has not been satisfied, in the event that the Corporation declares a dividend or distribution described in Section 11.07 or Section 11.09 of the Indenture, or a dividend or a distribution described in Section 11.08 of the Indenture where the fair market value of such dividend or distribution per share of Common Stock, as determined in the Indenture, exceeds 15% of the Sale Price of the Common Stock on the Trading Day immediately preceding the date of declaration for such dividend or distribution, the Securities may be surrendered for conversion beginning on the date the Company gives notice to the Holders of such right, which shall not be less than 20 days prior to the Ex-Dividend Time for such dividend or distribution, and Securities may be surrendered for conversion at any time thereafter until the close of business on the Business Day prior to the Ex-Dividend Time or until the Corporation announces that such dividend or distribution will not take place. No adjustment to the Conversion Rate or the ability of the Holders to convert this Security will be made if the Company provides, as permitted in the Indenture, for Holders to participate in the transaction without conversion or in other cases specified in the Indenture.

Subject to the provisions of this paragraph 9 and the Indenture and notwithstanding the fact that any other condition to conversion has not been satisfied, in the event the Corporation is a party to a consolidation, merger or binding share exchange pursuant to which the Common Stock would be converted into cash, securities or other property as set forth in Section 11.15 of the Indenture, the Securities may be surrendered for conversion at any time from and after the date which is 15 days prior to the date of the anticipated effective time of such transaction announced by the Company until 15 days after the actual effective date of such transaction, and at the effective time of such transaction the right to convert a Security into Common Stock will be deemed to have changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its Security immediately prior to the transaction.

A Security in respect of which a Holder has delivered a Purchase Notice or Change in Control Purchase Notice exercising the option of such Holder to require the Company to purchase such Security may be converted only if such notice of exercise is withdrawn in accordance with the terms of the Indenture.

The Conversion Rate as of January 1, 2009 shall be 14.4850 shares of Common Stock per $1,000 Original Principal Amount (payable in cash and Common Stock, if any), subject to adjustment upon the occurrence of certain events described in the Indenture or this paragraph 9; provided that in no event shall the Conversion Rate exceed the Maximum Conversion Rate then in effect. Except as otherwise described in this paragraph 9, upon conversion, the Company will deliver consideration (“Conversion Consideration”) having a value equal to the product of the Conversion Rate multiplied by the average of the Sale Price of the Common Stock on each of the 5 consecutive Trading Days beginning on the third Business Day following the Conversion Date (the “Applicable Stock Price”). This Conversion Consideration will be paid in cash (the “Required Cash Amount”) in an amount equal to the Contingent Principal Amount of each Security on the Conversion Date and the remainder, at the election of the Company, in cash, Common Stock or a combination of cash and Common Stock. If a portion of the Conversion Consideration is to be paid in shares of Common Stock, the number of shares to be delivered will equal (x)(i) the product of the Conversion Rate multiplied by the Applicable Stock Price minus (ii) the Required Cash Amount and any additional cash paid as consideration, divided by (y) the Applicable Stock Price. The Company will deliver cash or a check in lieu of any fractional share of Common Stock due to a Holder, taking into account all Securities converted by a Holder at the same time.

“Maximum Conversion Rate” means 18.5000 shares of Common Stock of the Corporation, subject to adjustment.

Contingent interest, if any, will not be paid on Securities that are converted; provided, however that Securities surrendered for conversion during the period from the close of business on the applicable record date to the opening of business on the date on which such contingent interest is payable shall be entitled to receive such contingent interest payable on such Securities on the date on which such contingent interest is payable and (except Securities with respect to which the Company has mailed a notice of redemption) Securities surrendered for conversion during such periods must be accompanied by payment of an amount equal to the contingent interest with respect thereto that the registered Holder is to receive.

To convert a Security, a Holder must (1) complete and manually sign the conversion notice below (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (2) surrender the Security to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the Conversion Agent, the Company or the Trustee and (4) pay any transfer or similar tax, if required.

A Holder may only convert a portion of a Security pursuant to the terms of this paragraph 9 and in accordance with the Indenture if the Original Principal Amount of such portion is $1,000 or an integral multiple thereof. No payment or adjustment will be made for dividends on the Common Stock except as provided herein and in the Indenture. On conversion of a Security, increases in the Contingent Principal Amount attributable to the period from March 13, 2002 through the Conversion Date, accrued Tax Original Issue Discount and (except as provided above) accrued contingent interest with respect to the converted Security shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the Holder thereof through the delivery of the Conversion Consideration in exchange for the Security being converted pursuant to the terms hereof; and the fair market value of such Conversion Consideration shall be treated as paid, to the extent thereof, first in exchange for the increases in the Contingent Principal Amount accrued through the Conversion Date, accrued Tax Original Issue Discount and accrued contingent interest, and the balance, if any, of such fair market value of such Conversion Consideration shall be treated as paid in respect of the remaining principal payments due on the Security being converted pursuant to the provisions hereof.

Pursuant to the terms and conditions of the Indenture, the Conversion Rate will be adjusted for dividends or distributions on Common Stock payable in Common Stock or other capital stock of the Corporation; subdivisions, combinations or certain reclassifications of Common Stock; distributions to all holders of Common Stock of certain rights to purchase Common Stock for a period expiring within 60 days at less than the Sale Price of the Common Stock at the Time of Determination; distributions to such holders of assets or debt securities of the Corporation or certain rights to purchase securities of the Corporation; and certain cash dividends or distributions. However, no adjustment need be made if Securityholders may participate in the transaction or in certain other cases. The Company, after consultation with the Corporation, from time to time may voluntarily increase the Conversion Rate.

If the Conversion Rate is adjusted pursuant to Article 11 of the Indenture, then the Maximum Conversion Rate shall be adjusted by the same proportion as the Conversion Rate except that the Maximum Conversion Rate shall not be adjusted as a result of any adjustments to the Conversion Rate made solely for cash dividends pursuant to Section 11.08(b) or Section 11.09 of the Indenture.

If the Corporation is a party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of its assets, or upon certain distributions described in the Indenture, the right to convert a Security into Common Stock may be changed into a right to convert it into securities, cash or other assets of the Corporation or another person.

The Conversion Rate will not be adjusted for increases in the Contingent Principal Amount or any contingent interest.

ARTICLE IV.

MISCELLANEOUS

Section 4.01    Effectiveness.     This Second Supplemental Indenture shall become effective as of the date (the “Amendment Effective Date”) when each of the parties hereto shall have received counterparts hereof signed by the other party hereto. Upon the effectiveness hereof, all references in the Indenture to “this Indenture” or the like shall refer to the Indenture as further amended hereby.

Section 4.02    Notices.    Any notice or communication which by any provisions of this Second Supplemental Indenture or the Indenture is required or permitted to be given or served by the Trustee or by the Holders of Securities to or on the Corporation may be given in the manner specified in the Indenture to the following address:

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

NC1-007-07-13

Corporate Treasury Division

Charlotte, North Carolina 28255

Telephone: (980) 387-3776

Facsimile: (980) 387-8794

Attention: B. Kenneth Burton, Jr.

Together with a copy to:

Bank of America Corporation

Legal Department

NC1-002-29-01

101 South Tryon Street

Charlotte, North Carolina 28255

Telephone: (704) 386-4238

Facsimile: (704) 386-1670

Attention: Teresa M. Brenner, Esq.

Section 4.03    Governing Law.    THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

Section 4.04    Multiple Originals.    The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

SIGNATURES

IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Second Supplemental Indenture on behalf of the respective parties hereto as of the date first above written.

MERRILL LYNCH & CO., INC.

By:
Name:
Title:

BANK OF AMERICA CORPORATION

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title: